EXHIBIT 10.4

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into this 17th day of November, 2016 by and between Actuant Corporation (the “Corporation”), and Andrew Lampereur, an individual (“Employee”) (collectively, the “Parties”).

RECITALS

WHEREAS, Employee is the Executive Vice President and Chief Financial Officer of the Corporation; and

WHEREAS, Corporation and Employee desire to enter into this Agreement in connection with Employee’s termination of employment.

NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

AGREEMENT

1.               Recitals. The foregoing recitations are true, correct, and incorporated herein.

2.               Separation of Employment. Employee will remain as Executive Vice President and Chief Financial Officer until December 21, 2016 and will be employed through and including January 31, 2017 (the “Separation Date”), subject to the terms of this Agreement, on the same terms and conditions as he is currently employed. Employee will receive the final paycheck for wages earned by Employee through the Separation Date on the first payroll date after the Separation Date occurs. This final paycheck will include payment for any accrued but unused vacation in the amount of Nineteen Thousand Seven Hundred Forty and 00/100 Dollars ($19,740).

3.               Resignation of all Officer and Director Positions. Employee resigns any and all officer and/or director positions Employee holds for the Corporation and its subsidiaries effective on December 21, 2016, unless the Corporation determines otherwise but in no event shall Employee hold any officer or director positions subsequent to January 31, 2017. Employee shall willingly cooperate with the Corporation’s reasonable requests to effectuate Employee’s resignation including executing resignation letters, should additional information and/or execution of documents be necessary or desirable.

4.               Severance Payments. The Corporation will pay Employee severance for the fifty-two (52) week period following the Separation Date, at the weekly gross rate of Nine Thousand Four Hundred Twenty-Three and 08/100 Dollars ($9,423.08) from which all applicable payroll taxes and withholdings will be deducted (the “Severance Payment”). The Severance Payment will be paid to Employee in biweekly installments in accordance with the Corporation’s usual payroll practices, with the first payment to be made on the Corporation’s first regular payroll date following the Separation Date. The Severance Payment will be allocated to the fifty-two (52) week period following the Separation Date for purposes of unemployment compensation. This Severance Payment is made in lieu of any other agreement or policy which may convey any right to Employee to severance pay, including any Corporation severance policy. Employee shall have no right to any severance other than outlined in this Agreement. The period during which the Severance Payment is being paid is the “Severance Period”. The Parties agree that for purposes of attributing the consideration provided herein, one-third of the Severance Payments and the value of the vesting of the unvested equity awards as provided herein are allocated to the releases set forth in Section 12 and the remaining balance of the Severance Payments and the value of the vesting of the unvested equity awards is allocated to the restrictive covenants set forth in Section 15.

5.               Equity Awards. The treatment of the Employee’s outstanding equity awards shall be as follows:

(a)             Stock Options. All outstanding stock options held by Employee on the Separation Date, including those granted in January 2017, shall become fully vested as of the Separation Date and each stock option shall be exercisable until the tenth anniversary of its date of grant.

(b)            Restricted Stock and Restricted Stock Units. All outstanding shares of restricted stock and Restricted Stock Units (“RSU’s”) held by Employee on the Separation Date, including those granted in January 2017, shall become fully vested as of the Separation Date.

(c)             Performance Stock Units. All Performance Stock Units (“PSU’s”) held by Employee will remain in force. Following completion of the performance period applicable to each performance share award that remains in force, Employee shall be issued the full number of shares of common stock that would otherwise have been payable under such performance share award based on achievement of the performance objectives as if Employee’s employment had not been terminated.

For avoidance of doubt, the Corporation has agreed that it will grant to Employee in January 2017 the stock options and restricted stock or RSU’s that it has previously budgeted for Employee for the January 2017 grant.

6.               Supplemental Executive Retirement Plan; Deferred Compensation Plan. No contributions will be made to the Corporation’s Supplemental Executive Retirement Plan (“SERP”) and the Deferred Compensation Plan (“DCP”) for the benefit of Employee after the Separation Date. Distributions to Employee from the SERP and the DCP will be made in accordance with the terms thereof and any elections that Employee has made thereunder. Employee will remain a participant in the SERP and the DCP until all distributions owing to him thereunder have been made to him. For the avoidance of doubt, any amounts held for Employee’s benefit in the Deemed Interest Crediting Option (as defined in the DCP) shall continue to accrue interest at the Deemed Interest Rate (as defined in the DCP) until such amounts are distributed to Employee in accordance with the DCP terms and his elections thereunder.

7.               Outplacement Services/Legal Fees. The Corporation will pay for outplacement services from a provider of Employee’s choosing in an amount not to exceed Forty Thousand and 00/100 Dollars ($40,000) (“Outplacement Cap”) for a period of up to twelve (12) consecutive months following the Separation Date. The Corporation’s payment for outplacement shall terminate upon the earliest of the following dates: (a) the 12-month anniversary of the Separation Date; (b) Employee accepts alternative employment as a CFO; (c) Employee stops using the outplacement services for 60 consecutive days; and (d) the Outplacement Cap is reached. In addition, the Corporation will pay to the law firm that Employee has retained the reasonable legal fees and disbursements incurred by Employee with respect to the negotiation and documentation of this Agreement within thirty days of the presentation to the Corporation of the lawyer’s invoice(s) for such services; provided that such amount shall not exceed Fifteen Thousand and 00/100 Dollars ($15,000) in the aggregate.

8.               Benefits

(a)             Group Health Insurance Benefits and COBRA Allowance. The Corporation will continue to provide family medical, dental, and vision coverage through the Separation Date. COBRA continuation for coverage under the Corporation’s Medical/Dental/Vision Plans will become available for election by Employee on the first day of the calendar month next following the Separation Date. Employee will be offered COBRA continuation for the medical, dental and vision coverage.

(b)            Should Employee elect COBRA coverage, Employee will continue to be eligible for coverage under the group medical plans of Employer at active employee rates (which coverage, for avoidance of doubt, shall run concurrent with required COBRA coverage) during the Severance Period.

(c)             Employee understands that as part of the special benefits that Employee will receive by the timely signing and not revoking the release contained in this Agreement (and the Separation Date Release, as defined below), the Corporation will pay the cost of COBRA coverage, in excess of Employee’s monthly contribution, for the twelve (12) months following the Separation Date, provided Employee continues to make timely payments in the amount of Employee’s current contribution during the foregoing period. Thereafter, Employee shall be responsible for paying the full cost of any continued coverage under COBRA. Employee understands that the coverage contributions must be paid directly to the COBRA Administrator and that contributions are not deducted from Severance Payments.

9.               Other Benefits and Change in Control Agreement. Except as provided herein, Employee’s eligibility for coverage under the retirement and benefit plans of the Corporation, as may be applicable, will end on the Separation Date. Notwithstanding the foregoing, Employee will qualify for continued financial planning and executive physicals during the Severance Period as if he had remained an officer of the Corporation. More specifically, Employee is not eligible to participate in any Corporation bonus plan; provided that Employee shall be entitled to a transition completion bonus payment of Eighty-Five Thousand Seven Hundred Fifty and 00/100 Dollars ($85,750) payable on the first payroll date following the Separation Date. To the extent provided for under the terms of certain benefit plans, Employee’s benefits may continue until the end of the month during which Employee’s employment terminates, or longer, depending on Employee’s eligibility to continue such benefits at Employee’s own expense pursuant to applicable federal and state law or the terms of any insurance policies associated with such benefit plans. Notwithstanding the foregoing, nothing in this Agreement shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified), medical plan or any other employee welfare benefit plan. Employee shall continue to be eligible for the Change in Control benefits under the Change in Control Agreement for Andrew G. Lampereur dated April 26, 2012 (the “CIC Agreement”) should the Corporation experience a Change in Control within six (6) months after the Separation Date, provided any and all requirements under that CIC Agreement are met, except all payments and other benefits paid by the Corporation pursuant to this Agreement shall be offset against any payments and benefits that may become due under the CIC Agreement. Any other change in control agreements to which Employee may be a party with the Corporation are hereby terminated.

10.            Stock Transactions. Employee agrees that as a former executive of the Corporation, he may be subject to insider trading restrictions and guidelines for six (6) months following the Separation Date, including 401(k) transactions, sales of stock, and transactions with regard to stock options. During this period, all stock transactions must be approved by the Executive Vice President and Chief Financial Officer.

11.            Compliance with Section 409A. The Severance Payment is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for such purposes, each installment of the Severance Payment or any other installment payment to Employee under this Agreement shall be considered a separate payment. The treatment of equity awards under subsections (a) and (b) of Section 5 of this Agreement is intended to be exempt from Section 409A. Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement be exempt from or otherwise comply with the requirements of Section 409A, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of fines, penalties, taxes or other monetary consequences on Employee pursuant to Section 409A. However, the Corporation shall not have any liability to Employee, Employee’s beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. The parties agree that if any payment, distribution or other benefit under this Agreement fails to satisfy the requirements of Section 409A and an amendment would be effective for purposes of Section 409A in order to avoid any fines, penalties, taxes or other monetary consequences, they will agree to an amendment to comply with Section 409A so long as it does not increase the liability of the Corporation under this Agreement. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Employee’s termination during a period in which he is a Specified Employee (as defined below), then the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Employee’s termination of employment will be accumulated and Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s termination of employment, whereupon the accumulated amount will be paid or distributed to Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume. For purposes of this Agreement, the term “Specified Employee” has the meaning of “specified employee,” as such term in Section 409A of the Code and the final regulations thereunder.

12.            General Release by Employee. Employee, for himself, his successors, administrators, heirs, and assigns, hereby releases the Corporation, all of its related and affiliated entities, and all of their respective current and former officers, directors, shareholders, managers, employees, attorneys, agents, successors, heirs, assigns, and insurers (“Released Parties”) from any and all claims for sums of money, accounts, claims for attorneys’ fees, costs or expenses, causes of action, demands, damages, obligations, promises, agreements, controversies, suits, rights, losses, debts, or liabilities arising out of his employment by or separation of employment from, the Corporation (“Claims”), whether known or unknown, which Employee has, had, or might have been able to assert or make based on any action, omission, or conduct of any kind on the part of the Released Parties from the beginning of time up to Employee’s execution of this Agreement.

Without limiting the generality of the foregoing, this Release specifically applies to:

(a)	Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, and other paid time, payment of attorneys’ fees or costs, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of corporate bylaws or corporate governance documents, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and
(b)	Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, and § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, federal, state, or local wage payment laws, federal, state, or local whistleblower laws, federal, state, or local family and/or medical leave laws, or any other federal, state, or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs thereunder.

Further, Employee confirms that, as of the date of this Agreement, Employee has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total.

In addition to the above release, Employee promises not to sue any Released Party in court. This is different from the general release above. Besides releasing claims covered by that general release, Employee agrees never to sue Released Parties for any reason covered by that release. Despite this promise not to sue however, Employee may file suit to enforce this Agreement or to challenge its validity under the ADEA. If Employee sues any Released Party in violation of this Agreement, Employee will be required to pay Released Parties’ reasonable attorneys’ fees and other litigation costs incurred in defending such claims.

Employee agrees to execute an additional, separate release in the form set forth in this Section 12 and in Section 13 dated as of the Separation Date (the “Separation Date Release”), and Employee acknowledges and agrees that amounts payable under Sections 4, 5, 6, 7, 8 (subsidized COBRA benefits only) and 9 (Change in Control benefits only) are conditioned upon the execution (and non-revocation) of the Separation Date Release.

This Section 12 and the Separation Date Release are each essential and material to this Agreement and without such general releases, no agreement would have been reached by the Parties.

Notwithstanding the foregoing or anything else in this Agreement, this Agreement shall not preclude Employee from filing a complaint or charge with any governmental agency, or from participating in an investigation by a governmental agency, or from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General. Employee does not need to notify the Corporation prior to making any such reports or disclosures or participating in an investigation. Employee does give up, however, rights to any money or other individual relief based on any agency or judicial decision, except that Employee may receive bounty money properly awarded by the Securities and Exchange Commission or under other whistleblower statutes. This Agreement also does not waive or release (i) any claims that Employee might have that arise after Employee’s execution of this Agreement; (ii) obligations owed to Employee under this Agreement or subject to the terms set forth herein, under any qualified or nonqualified retirement, equity and welfare benefit plans of the Corporation and the CIC Agreement; (iii) subject to the terms set forth herein, any rights Employee may have to compensation accrued prior to the Separation Date; (iv) any rights which cannot be waived as a matter of law; or (v) any rights or claims for indemnification or advancement of expenses Employee may have under applicable laws, under the Articles of Incorporation or Bylaws of the Corporation, under any applicable insurance policy that the Corporation may maintain, or under any other agreement Employee may have with the Corporation relating to his service as a director and/or officer (as such terms are defined in the Corporation’s Bylaws as in effect or the date hereof) or employee, including the Indemnification Agreement between Employee and the Corporation.

13.            No Pending Claim/Release Condition. As of the date of this Agreement, Employee has no work-related current charge, complaint, grievance or other proceeding pending against the Released Parties before any local, state or federal agency or court. As of the date of this Agreement, the Released Parties have no known work-related current charge, complaint, grievance or other proceeding pending against Employee before any local, state or federal agency or court. Employee agrees that no one has interfered with Employee’s ability to report any violation of law by Corporation. Employee’s right to payment of the amounts and receipt of benefits due under Sections 4, 5, 7, 8 (subsidized COBRA benefits only) and 9 (Change in Control benefits only) of this Agreement shall be subject to and contingent upon execution and non-revocation of this Agreement (with respect to payments prior to the Separation Date) and execution and non-revocation of the Separation Date Release (with respect to payments on or after the Separation Date), each in accordance with Section 31 (the “Release Condition”). For the avoidance of doubt, in no event shall any amount ever be payable under Sections 4, 5, 6, 7, 8 (subsidized COBRA benefits only) and 9 (Change in Control benefits only) if, either (A) Employee has not executed this Agreement or the Separation Date Release (as applicable), or (B) this Agreement or the Separation Date Release (as applicable), has not become irrevocable (the “30-day Release Condition Period”). Payments that would be payable during the 30-day Release Condition Period, but for the application of the previous two sentences, shall instead be paid in the first payroll period following the Separation Date (as long as the requirements of the previous two sentences have been met). Notwithstanding the foregoing, in the event that the 30-day Release Condition Period spans two calendar years, then regardless of the date on which Employee satisfies the Release Condition, all payments or benefits that would otherwise be due under Sections 4, 5, 6, 7, 8 (subsidized COBRA benefits only) and 9 (Change in Control benefits only) of this Agreement shall not be paid or commence, as applicable, until the first day of the second calendar year encompassing the 30-day Release Condition Period. The Corporation may deduct all applicable payroll taxes and withholdings from any payments under this Agreement.

14.            Transition Assistance During Severance Period. During the Severance Period, Employee will provide reasonable cooperation and assistance with transitional issues and consulting services as shall reasonably be requested by the CEO or CFO of the Corporation, provided that no more than thirty (30) hours per month shall be required of Employee for the first three months of the Severance Period (including for this purpose any services provided under Section 21 of this Agreement) and thereafter no more than ten (10) hours per month shall be required of Employee for the balance of the Severance Period (and no more than 30 hours per month including any services provided under Section 21 of this Agreement). Notwithstanding the foregoing, such services shall be provided (i) during normal business hours or at such other times as Employee agrees, taking into account any work obligations he has, (ii) upon reasonable advance notice to Employee, (iii) in such manner as Employee and the CEO or CFO mutually agree, which shall include providing such services by email or telephone. These services shall be provided without additional payment to Employee beyond the Severance Payment and other benefits outlined in this Agreement, except for reimbursement of pre-approved (in writing) reasonable expenses, if any, in accordance with the Corporation’s expense reimbursement policies and practices.

15.            Restrictive Covenants. As a member of the Corporation’s executive leadership, during Employee’s employment with the Corporation, Employee had access to and in-depth knowledge of Confidential Information regarding the Corporation and its affiliates, including about customers, strategy, product development, finances and business plans.

(a)             Definitions: For the purposes of this Agreement, the following definitions shall apply:

(i)              “Competing Company” means the following companies: GKN Walterscheid GmbH, Comer Industries, Bondioli, SPX FLOW, Inc., Snap-On Incorporated, HyTorc, a division of UNEX Corporation, Weber, Hoerbiger, Team Industries, Intermoor and JDR. Notwithstanding the foregoing, Employee shall not be in default of his obligations under this Section 16 if one of the enumerated companies is acquired by a public company subsequent to the time when Employee commences employment by such public company or serving on the Board of Directors of such public company.

The aforementioned list of Competing Companies was discussed and negotiated between the parties and agreed to be competitors of the Corporation.

(ii)            “Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by the Employee or otherwise coming into the possession or knowledge of the Employee, which is possessed by or developed for the Corporation which relates to the Corporation’s existing or potential business, which information is not reasonably ascertainable by the Corporation’s competitors or by the general public through lawful means, and which information the Corporation treats as confidential, including information regarding the Corporation’s business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information

(iii)          “Key Employee” means any person who at the Separation Date is employed or engaged by Corporation in a finance, tax, IT or legal function, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date.

(iv)          “Key Services” means services of the type performed by a Management Employee, Key Employee or Supervised Employee for the Corporation during the twelve (12) months preceding the Separation Date, but shall not include clerical, menial, or manual labor.

(v)            “Management Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person is a manager, officer, director, or executive of Corporation.

(vi)          “Supervised Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person was directly managed by or reported to Employee during the last 12 months prior to the Separation Date.

(vii)        “Third Party Confidential Information” means information received by the Corporation from others that Corporation has an obligation to treat as confidential.

(viii)      “Trade Secret” means a Trade Secret as that term is defined under Wisconsin law.

(ix)          “Restricted Territory” means states, provinces or territories within the United States or other countries in which the Corporation:

(1)            provided products or services; or

(2)            sold or solicited the sale of products or services.

Notwithstanding the above, the term “Restricted Territory” is limited to states, provinces or territories within the United States or other countries in which the Corporation sold or provided in excess of $100,000 worth of products or services in the twelve-month period immediately preceding the end of Employee’s employment with Corporation.

(b)            Limited Territorial Restriction - Executive and Management Activities. For twelve (12) months following the Separation Date, Employee shall not perform services of the type Employee performed for the Corporation during the twelve-month period immediately preceding the end of Employee’s employment with the Corporation for a Competing Company.

(c)             Non-solicitation of Employees.

(i)              Non-solicitation of Management Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate their employment with Corporation to provide Key Services in competition with the Corporation unless such Management Employee has already been terminated by the Corporation.

(ii)            Non-solicitation of Key Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate their employment with Corporation to provide Key Services in competition with Corporation, unless such Key Employee has already been terminated by the Corporation.

(iii)          Non-solicitation of Supervised Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate their employment with Corporation to provide Key Services in competition with Corporation, unless such Supervised Employee has already been terminated by the Corporation.

(iv)          Nothing in this Section 15(c) shall prohibit Employee from being an employment reference for any Management Employee, Key Employee or Supervised Employee even if such reference is used to gain competitive employment.

(d)            Obligation Not to Disclose Trade Secrets. Prior to and after the Separation Date, Employee shall not use or disclose the Corporation’s Trade Secrets so long as they remain Trade Secrets. Nothing in this Agreement shall limit either Employee’s statutory and other duties not to use or disclose the Corporation’s Trade Secrets, or the Corporation’s remedies in the event Employee uses or discloses the Corporation’s Trade Secrets.

(e)             Obligations Not to Disclose or Use Confidential Information. During the two (2) year period commencing at the Separation Date, Employee will not use or disclose any Confidential Information, whether such Confidential Information is in Employee’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit Employee’s disclosure of information after it ceases to meet the definition of “Confidential Information,” or Employee’s use of general skills and know-how acquired during and prior to employment by the Corporation, as long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Employee from providing prospective employers with an employment history or description of Employee’s duties with the Corporation, so long as Employee does not use or disclose Confidential Information. Notwithstanding the foregoing, if Employee learns information in the course of employment with the Corporation which is subject to a law governing confidentiality or non-disclosure, Employee shall keep such information confidential at least for so long as required by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters within the agency’s jurisdiction.

16.            Return of Property. No later than 5:00 p.m. on the Separation Date, Employee shall provide to Gene Skogg, Executive Vice President Human Resources, any and all originals and copies in Employee’s possession, custody, or control of any and all Corporation property, including but not limited to keys, key cards, files and records, documents, electronically stored information or writings, software, computer hardware, printers, wireless hand-held devices, phones, identification cards, credit cards, and any material of any kind that contain confidential information of the Corporation or its customers or clients (“Company Property”). Employee shall not make, retain, or transfer to any third party any copies of Company Property. Should Employee inadvertently retain and later realize that Employee has retained any such Corporation Property, Employee shall notify and return such Corporation Property to the Corporation within two (2) calendar days of Employee’s discovery. Notwithstanding the foregoing, Employee may retain his Employer-issued laptop, cell phone and cell phone number provided Employee first delivers his laptop and cell phone to Sagar Murthy for the removal of all Corporation data, but the preservation of all personal data. No later than five (5) business days after the Separation Date, the Corporation will complete, execute and deliver to the cell phone service provider such documents as may be required to effect the transfer of the cell phone service, cell phone and cell phone number to Employee.

17.            No Admission. This Agreement is entered into for the sole purpose of concluding all matters between Employee and the Corporation based upon defined rights and obligations. Neither this Agreement nor its contents is an admission of any liability by the

Corporation, or any of the Released Parties. Any such liability is expressly and vigorously denied.

18.            No Other Compensation. Employee is not owed nor shall Employee accrue or be entitled to receive any other wages, salary, benefits, bonuses, incentives, fees, stock options. commissions or any other form of benefits, compensation or remuneration of any kind from the Corporation and/or the Released Parties, except as set forth in this Agreement.

19.            Confidentiality. Unless required or protected by law, or pursuant to a lawfully issued subpoena, Employee may not and will not disclose to nor discuss with any person other than Employee’s spouse, accountant, or attorney(s), any person any information regarding the negotiation of this Agreement. Employee shall advise Employee’s spouse, accountant, or attorney(s) of Employee’s obligations under this Section at the time any disclosure is made. Disclosure of the negotiation by Employee’s spouse, accountant or attorney(s) shall be deemed to be disclosure by Employee for purposes of this Section.

20.            Non-Disparagement. Employee shall not publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity, or business practices of the Corporation, its officers, directors, managers, supervisors, employees, or agents. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters that are within the agency’s jurisdiction. Corporation agrees that no officer or director of Corporation will publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity or business practices of Employee, unless compelled to do so as part of the judicial process as part of any litigation between the parties related to this Agreement.

21.            Litigation Cooperation/Other Corporate Support. Upon reasonable notice by the Corporation and subject to Employee’s reasonable availability, Employee will cooperate with Corporation with respect to any litigation or other matter related to Employee’s employment with Corporation and will provide all reasonable assistance requested by the Corporation in connection therewith, including but not limited to participation in meetings, depositions, conference calls, trial testimony, and consultation with outside counsel. Such assistance will not exceed more than 30 hours per month during the first three months of the Severance Period (including for this purpose any services provided under Section 14 of this Agreement). If additional assistance is required in excess of 10 hours per month during the last 9 months of the Severance Period (including for this purpose any services provided under Section 14 of this Agreement), or in excess of 1 hour per month thereafter, Employee will be paid $235 per hour for such assistance as well as being reimbursed for all his reasonable out-of-pocket expenses, including reasonable attorneys’ fees and costs and travel expenses. Notwithstanding the foregoing, such assistance shall be provided (i) during normal business hours or at such other times as Employee agrees, taking into account any work obligations he has, (ii) upon reasonable advance notice to Employee, (iii) in such manner as the interested parties mutually agree, which shall include providing such services by email or telephone. Employee may not and will not discuss with anyone outside the Corporation any confidential information regarding the litigation or the subject matter thereof or related thereto without prior consultation with and approval of the Corporation. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law.

22.            Post-Employment References. Employee will direct prospective employers seeking information concerning Employee’s employment with the Corporation to send their inquiries, in writing, to the attention of Gene Skogg, Executive Vice President Human Resources, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051. The Corporation will respond only to written inquiries and, in accordance with its policy, will limit its response to Employee’s dates of employment and last position held.

23.            Forum Selection. Any dispute between the Parties arising out of or related to this Agreement shall be heard only by the Circuit Court of Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties hereby consent to the Circuit Court of Waukesha County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, as the exclusive venues for resolving any such disputes.

24.            Applicable Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of laws provisions.

25.            Severability. The provisions of this Agreement are severable. If any provision is adjudged void, unenforceable, or contrary to law, it is the intention of the parties that such provision shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court which has made such adjudication. The balance of the Agreement nonetheless will remain in full force and effect.

26.            Complete Agreement. This Agreement, any applicable qualified or nonqualified retirement plans, welfare benefit plans, compensation plans or policies and equity plans or award documents, and the CIC Agreement constitute the entire agreement between the parties. Any and all prior or contemporaneous agreements or understandings that are not embodied in this Agreement, in any applicable qualified or nonqualified retirement plans, welfare benefit plans, compensation plans or policies and equity plans or award documents are of no force or effect. Moreover, the terms of this Agreement may not be modified, except by written agreement signed by both Parties. The restrictive covenants set forth in Section 15(a) and (b) supercede any other non-compete agreements or non-competition covenants to which Employee is bound other than with respect to the CIC Agreement.

27.            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. The Parties further agree that facsimile or .pdf signatures shall be treated as originals.

28.            Acknowledgments. The Parties to this Agreement, and each of them, represent that no promise, inducement, or agreement not herein expressed has been made regarding the Agreement; that in executing this Agreement, they have had the opportunity to consult with receive advice from an attorney; that they have executed this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation and without fraud, duress, or undue influence of any kind or nature whatsoever, and that they have read the Agreement and fully understand each and every provision contained therein.

29.            Binding Agreement. This Agreement and each provision hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors, and assigns.

30.            Section Headings. The section headings in the Agreement are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

31.            Additional Acknowledgements by Employee. Employee further acknowledges that:

(a)             Employee is receiving the Severance Payment and other benefits in exchange for Employee’s execution of this Agreement, which Employee would not otherwise be entitled to receive.

(b)            Employee is hereby advised to consult with an attorney prior to signing this Agreement.

(c)             Employee has twenty-one (21) days in which to consider whether to sign this Agreement.

(d)            After Employee signs this Agreement, Employee shall have seven (7) days in which to revoke acceptance of this Agreement by delivering written notice to Gene Skogg, Executive Vice President Human Resources Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.

(e)             This Agreement is not enforceable and effective, and no payments will be made hereunder, until the seven (7) day revocation period has expired without revocation by Employee.

32.            Representations by Corporation. The Corporation represents and warrants that it has the corporate authority, whether pursuant to its Articles of Incorporation or Bylaws, or by action of its Board of Directors, Compensation Committee or Committee that administers its equity plans, to enter into this Agreement and to fulfill its obligations hereunder to Employee. The Corporation further represents and warrants that the officer signing this Agreement on behalf of the Corporation has the corporate authority to do so.

33.            Press Release. Attached hereto is the press release that the parties have agreed to in connection with this Severance Agreement and the termination of Employee’s employment with the Corporation. All communications to third parties by the Corporation or the Employee will be consistent with this press release, or as otherwise agreed by the parties or as required by law or regulation.

[Remainder of page is intentionally blank; signatures of parties are on the immediately subsequent page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as an acceptance of its terms.

/s/ Andrew G. Lampereur		DATE:	November 17, 2016
ANDREW G. LAMPEREUR

ACTUANT CORPORATION

By:	/s/ Eugene E. Skogg	DATE:	November 17, 2016
Eugene E. Skogg, Executive Vice President - Human Resources